Exhibit 99.1

PEDEVCO Provides Status Update Regarding Open Letter Delivered to the SandRidge Permian Trust, its Unit Holders, and the Operator of its Assets Regarding an Indication of Interest to Acquire the SandRidge Permian Trust and Underlying Assets

HOUSTON, TX / ACCESSWIRE / August 27, 2020/ On August 27, 2020, PEDEVCO Corp. (NYSE American: PED) (“PEDEVCO” or the “Company”) issued a status update regarding the August 26, 2020 open letter delivered by the Company to The Bank of New York Mellon Trust Company, N.A., as trustee of the SandRidge Permian Trust (NYSE:PER)(the “Trustee” and the “Trust”), the common unit holders of the Trust (the “Unit Holders”), and Avalon Energy, LLC (“Avalon”) as a holder of Trust common units and the operator of the assets underlying the Trust, regarding PEDEVCO’s interest in a potential acquisition of all the common units of the Trust (the “Trust Units”), its underlying assets, and operatorship thereof, which open letter was included in the Company’s press release filed on August 26, 2020 (the “August 26th Press Release”).

Subsequent to the Company’s delivery of its initial indication of interest to the Trustee, on August 26, 2020, the Trustee notified the Company that its authority as Trustee is limited to taking actions in furtherance of achieving the purposes of the Trust as set forth in the Trust’s trust agreement, and, as a result, the Trustee is not authorized to enter into an arrangement with an offeror with respect to a negotiated exchange offer or tender offer for the outstanding Trust Units, or to express support for any such offer, and, accordingly declined to enter into discussions with the Company regarding the proposed transactions contemplated by the Company’s indication of interest. Notwithstanding such response, the Company promptly requested that the Trustee engage in discussions with the Company regarding communication of the Company’s indication of interest to the Unit Holders, receipt of a Unit Holder list to facilitate such communication by the Company, and to discuss working together to extend the Trust’s pending delisting deadline from the New York Stock Exchange. To date, the Company has not received a response to such request from the Trustee. Accordingly, although the Trustee has stated that it has no authority to enter into an arrangement with the Company or to negotiate such arrangement, the Company has continued to request that the Trustee engage in discussions with the Company regarding its indication of interest and in furtherance of a potential transaction, to the extent permitted by the Trust’s trust agreement and consistent with the Trust’s duties to the Unit Holders.

In addition, the Company is aware that Montare Resources I, LLC (“Montare”) announced today that it has entered into an agreement with Avalon and its affiliates (a holder of 25% of the issued and outstanding Trust Units and the operator of the assets underlying the Trust) regarding Avalon's ownership of its Trust Units, 100% of the working interests underlying the overriding royalty interests owned by the Trust, and all other related assets used in connection with operating the underlying properties related thereto. As stated in the public announcement, “Avalon Energy has agreed, subject to the satisfaction of certain conditions, to contribute all of its Units and its other Trust related assets to Montare and has granted Montare an irrevocable proxy to vote its Units. Avalon has also granted exclusivity to Montare with respect to any transaction involving Avalon and/or the Trust, and has agreed to support Montare's acquisition of the Trust (either by merger, acquisition of assets, acquisition of the remaining Units not owned by Avalon or otherwise) and not to take any action that is detrimental to or hinders Montare's ability to consummate an acquisition of the Trust.” Given this new information regarding Avalon and its exclusive arrangement with Montare, the Company plans to attempt to engage in direct discussions with both Avalon and Montare regarding the Company’s prior indication of interest relating to the potential acquisition of all the Trust Units, its underlying assets, and operatorship thereof.

It is important to note that as of the date of this filing, PEDEVCO has only delivered preliminary indications of interest to the Trustee, Unit Holders and Avalon requesting meaningful discussion with PEDEVCO regarding a potential acquisition of all the Trust Units, the Trust’s underlying assets, and operatorship thereof, as specifically detailed in the open letter announced in the August 26th Press Release. PEDEVCO has not entered into any agreements (binding or otherwise) with any of the Trustee, Trust, Unit Holders or Avalon regarding the indication of interest or any transactions proposed therein, and there can be no assurances that any of these parties will be interested in pursuing any such transactions, that mutually agreeable terms can or will be agreed to, that any definitive agreements will be entered into, that any required conditions to closing the transactions contemplated by such definitive agreement will occur (which PEDEVCO anticipates will require among other things, the filing and effectiveness of a registration statement to register shares of PEDEVCO’s common stock issuable in exchange for Trust Units) or that any such transactions will be consummated. We further note that any potential transaction between PEDEVCO, the Trust, the Trust Unit holders, Avalon and/or Montare, may be hindered by, or unable to proceed at all, due to, the Trustee’s initial indication of its unwillingness to engage in any discussions with PEDEVCO, and Avalon’s entry into an exclusive agreement with Montare as announced today that contemplates a similar transaction involving Avalon and/or the Trust in support of Montare’s acquisition of the Trust, which could directly compete with, frustrate or end PEDEVCO’s efforts to achieve the same result. There is a significant risk and a strong possibility that the Trustee will never enter into discussions with PEDEVCO, that the proposed transaction will never progress past the indication of interest phase, that no definitive agreements will ever be entered into between the parties, and PEDEVCO will never acquire the Trust or its assets.

About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects in the United States. The Company’s principal assets are its San Andres Asset located in the Northwest Shelf of the Permian Basin in eastern New Mexico, and its D-J Basin Asset located in the D-J Basin in Weld and Morgan Counties, Colorado. PEDEVCO is headquartered in Houston, Texas.

About This Press Release

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval or an exchange offer. If any offer, sale, solicitation or exchange offer is made, the Company will file with the Securities and Exchange Commission (“SEC”) a registration statement, a proxy statement and/or a Schedule TO. IF AND WHEN ANY SUCH DOCUMENTS ARE FILED, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ SUCH DOCUMENTS AND ANY OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY PROPOSED TRANSACTION. Investors and shareholders will be able to obtain free copies of any such documents, if and when any such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by PEDEVCO (File No. 001-35922) will also be available free of charge on PEDEVCO’s internet website at www. https://www.pedevco.com under the tab “Investors” and then under the tab “SEC Filings.”

PEDEVCO’s directors and certain of their executive officers, who may be deemed to be participants in the solicitation of proxies, do not have any direct or indirect interest in the Trust or Avalon, through security holdings or otherwise.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be contained in any proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

The discussions and opinions in this press release are for general information only, and are not intended to provide investment advice. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this letter in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results.

Cautionary Statement Regarding Forward Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Acts”). In particular, when used in this press release, the words “estimates,” “believes,” “hopes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Acts, and are subject to the safe harbor created by the Acts. Any statements made in this press release other than those of historical fact, are forward-looking statements. While PEDEVCO has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequently filed Quarterly Reports on Form 10-Q under the heading “Risk Factors”. Such risks, uncertainties, and other factors also include risks relating to the inability of the Company to engage in meaningful discussions with the Trustee regarding a potential transaction and/or to obtain information required for the Company to move forward with a proposed transaction; the inability of the Company, the Trustee, the Trust, Avalon and/or Montare to enter into any definitive agreements regarding a proposed transaction, or agreeing on mutually agreeable terms relating thereto; the failure of the Trust Unit holders, if required, to approve the terms of any acquisition; the dissolution and/or liquidation of the Trust prior to any future transaction being completed; the failure to complete and close any transactions which are agreed to and memorialized in a future definitive agreement; the Company’s ability to obtain shareholder approval for any proposed transaction and/or being able to obtain effectiveness of any registration statement required to be filed to register shares issuable in such transaction; the risk that regulatory approvals required for the transaction are not obtained on a timely basis or at all; the risk that future mutually agreed upon closing conditions may not be able to be met;the risk of prevailing economic, market, regulatory or business conditions, related to COVID-19 or otherwise, or changes in such conditions, negatively affecting the parties or any future transaction; and others. The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements, except as otherwise required by law, and also undertakes no obligation to update or correct information prepared by third parties that is not paid for by the Company. Readers are also urged to carefully review and consider the other various disclosures in the Company’s public filings with the SEC.

Contacts

PEDEVCO Corp.
1-713-221-1768

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